Exhibit 5.1

April 7, 2017

Clipper Realty Inc.

4611 12th Avenue, Suite 1L

Brooklyn, New York 11219

Re:        Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Clipper Realty Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of the offering and sale of up to 1,000,000 shares (the “Omnibus Plan Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable pursuant to the Clipper Realty Inc. 2015 Omnibus Incentive Compensation Plan (the “Omnibus Plan”), and up to 350,000 shares (together with the Omnibus Plan Shares, the “Shares”) of Common Stock issuable pursuant to the Clipper Realty Inc. 2015 Non-Employee Director Plan (the “Director Plan” and, together with the Omnibus Plan, the “Plans”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.           The Registration Statement, substantially in the form in which it was transmitted to the Commission for filing under the Securities Act;

2.           The Omnibus Plan;

3.           The Director Plan;

4.           The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

5.           The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

6.           A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Clipper Realty Inc.

April 7, 2017

7.           Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to, among other things, the registration and issuance of the Shares and the approval of the Plans, certified as of the date hereof by an officer of the Company;

8.           Resolutions adopted by the stockholders of the Company relating to the approval of the Plans, certified as of the date hereof by an officer of the Company;

9.           The Limited Partnership Agreement (the “Partnership Agreement”) of Clipper Realty L.P., a Delaware limited partnership (the “Operating Partnership”);

10.         A certificate executed by an officer of the Company, dated as of the date hereof; and

11.        Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.           Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.           Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.           Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.           All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Clipper Realty Inc.

April 7, 2017

5.           The Shares will not be issued or transferred in violation of any restriction or limitation on transfer and ownership of shares of stock of the Company set forth in Article VII of the Charter. Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6.           Each option, award, right or security exercisable or exchangeable for a Share pursuant to the Plan will be duly authorized and validly granted in accordance with the Plan.

7.           Any units of limited partnership interest in the Operating Partnership issued pursuant to the Plan will have been duly authorized and validly issued by the Operating Partnership and will be exchanged for Shares in accordance with the Partnership Agreement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.           The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.           The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Charter, the Registration Statement, the applicable Plan (including any option or award agreement entered into in connection therewith), the Resolutions and any other resolutions of the Board of Directors of the Company or any duly authorized committee thereof with respect thereto, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland or federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Clipper Realty Inc.

April 7, 2017

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Venable LLP